                                                                      EXHIBIT 99

                                                         [ON SEMICONDUCTOR LOGO]

         Everett Tackett                       Dan Martin
         Director Public Relations             Director Investor Relations
         ON Semiconductor                      ON Semiconductor
         (602) 244-4534                        (602) 244-4905
         everett.tackett@onsemi.com            dan.martin@onsemi.com



                  ON SEMICONDUCTOR ANNOUNCES MANAGEMENT CHANGE

PHOENIX, ARIZ. - FEB. 28, 2001 - ON Semiconductor (Nasdaq: ONNN) today announced that Jim Thorburn, senior vice president and Chief Operating Officer, has accepted an operations role with Texas Pacific Group beginning March 12.

         Thorburn spent the last 19 months with ON Semiconductor, helping it transform to an independent, public company.

         In a letter to employees, Steve Hanson, CEO and president of ON Semiconductor, said, "During the past 19 months, we have launched a great company and established a solid foundation for our future. Jim has been a key architect and leader in our success. He has helped bring the discipline that we will build on going forward. We wish Jim the greatest success in his new role."

         Hanson will assume responsibility for Thorburn's organization and implementation of ON Semiconductor's continuing strategy to be a world leader in broadband and power management.

         Prior to joining ON Semiconductor, Thorburn was Chief Financial Officer for ZiLOG. Before that he was vice president of operations finance at National Semiconductor. At National, he also managed the financial needs for the company's Communications and Computing Group, Analog Division, as well as its European Operations.

                                     -more-

ON Semiconductor Announces Management Change
2 - 2 - 2 - 2


ABOUT ON SEMICONDUCTOR

    ON Semiconductor (Nasdaq: ONNN) is a global supplier of high-performance broadband and power management integrated circuits and standard semiconductors used in numerous advanced devices ranging from high-speed fiber optic networking equipment to the precise power management functions in today's advanced portable electronics. For more information visit ON Semiconductor's Web site at http://www.onsemi.com.

                                      # # #

ON Semiconductor and the ON Semiconductor logo are trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.